Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the COMSYS IT Partners, Inc. 2004 Stock Incentive Plan, as amended, for the registration of 1,250,000 shares of common stock, of our reports dated March 10, 2009, with respect to the consolidated financial statements of COMSYS IT Partners, Inc. and the effectiveness of internal control over financial reporting of COMSYS IT Partners, Inc., included in its Annual Report (Form 10-K) for the year ended December 28, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, AZ
May 14, 2009